SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):  February 6, 1997

Fluke Corporation
(Exact Name of Registrant as Specified in Charter)

Washington                     1-5590                91-0606624
	(State of Other Jurisdiction  (Commission   (IRS Employer Identification of
Incorporation)                 File Number)  Number)

6920 Seaway Boulevard, Everett, Washington           98203
(Address of Principal Executive Offices)           (Zip Code)

Registrant's telephone number, including area code    (206) 347-6100


Item 5.  Other Events.

On February 6, 1997 Fluke Corporation issued the attached two news releases, attached as Exhibit 99.1 and incorporated herein, regarding the third quarter of fiscal 1997 operating results and the acquisition of DeskNet Systems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Fluke Corporation
(Registrant)


Date  2/10/97      By  /s/ Douglas G. McKnight
                           Douglas G. McKnight
                           Vice President, General Counsel
                           and Corporate Secretary

Exhibit 99.1


FOR IMMEDIATE RELEASE          For further information:
                               Gary V. Ball
                               Manager, Investor Relations
                               and Public Affairs
                               (206) 356-5262


FLUKE REPORTS OPERATING RESULTS FOR THIRD QUARTER 1997

Profits Continue to Increase -- Management Focuses on Growth

EVERETT, Washington, February 6, 1997 -- Fluke Corporation (NYSE:FLK), a leader in compact, professional electronic test tools, announced operating results for its fiscal 1997 third quarter ended January 24, 1997.

Net income for the third quarter 1997 was $7.4 million, up 9 percent from $6.8 million for the third quarter ended January 26, 1996. Earnings per share improved 6 percent to 82 cents per share for the third quarter 1997 compared with 77 cents per share for the comparable quarter last year. Revenues for the third quarter increased 3 percent to $108.5 million from $105.7 million for the same period a year ago. Past results have been restated to reflect the acquisition of Forte Networks, Inc. in June 1996.

Total orders for the third quarter were $105.7 million, a 4 percent improvement from $101.8 million in the comparable quarter last year. In the United States, orders improved 14 percent to $44.0 million versus $38.5 million a year ago. New products continue to perform well, especially the new low-cost multimeters, the 74X Series of Documenting Process Calibrators and our network test tools. European orders declined 5 percent to $41.7
million as compared to $43.9 million for the like period a year ago.      3
percent of the decline is attributable to a stronger U.S. dollar, while the remainder is related to a soft European economy.

Orders from Intercontinental countries (excluding Europe and the U.S.) were $20.0 million, up 3 percent from $19.4 million a year ago. Orders continue to be soft in Korea and selected other Asian countries. The exception is Japan, where the company recorded excellent order growth for the quarter despite a weak yen. The yen was approximately 11 percent weaker than a year ago. Currency negatively impacted order growth by 2 percent in the Intercon region. Orders continue to remain robust from Latin America.


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FLUKE REPORTS OPERATING RESULTS FOR THIRD QUARTER 1997
Page two

Earnings growth for the past few years has been driven by improved profit margins. The after-tax profit on sales of 6.8 percent in the third quarter is the highest level in over five years. Holding the growth of expenses and improving gross margins are the main reasons for improved profit margins. Nonmission-centric products declined 24 percent year to date versus last year, while mission-centric products grew in double digits during the same period.

"Going forward, we will need to drive the growth in earnings by increased revenue growth while maintaining our profit margins at their higher levels," said Bill Parzybok, Fluke chairman and chief executive officer. " We have several initiatives designed to accelerate the growth of our orders and revenues. New products and markets, alliances, acquisitions and geographic expansion in intercon are the primary strategies we are pursuing to increase our growth rates."

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FLUKE REPORTS OPERATING RESULTS FOR THIRD QUARTER 1997
Page three

In thousands, except shares and per share amounts

                        Quarter Ended      * Quarter Ended    % Change
                          1/24/97              1/26/96

Revenues                  $108,450             $105,701        +2.6%
Pretax Income              $11,598              $10,196       +13.8%
Net Income                  $7,422               $6,831        +8.7%
Earnings Per Share           $0.82                $0.77        +6.5%
Average Shares &
  Share Equivalents      9,067,060            8,859,412
Net Income as %
  of Revenues               6.84%               6.46%
Orders                    $105,692             $101,810        +3.8%

                       Three Quarters     * Three Quarters    % Change
                           Ended                Ended
                          1/24/97              1/26/96

Revenues                  $315,077             $307,287        +2.5%
Pretax Income              $30,099              $25,238       +19.3%
Net Income                 $19,385              $16,690       +16.1%
Earnings Per Share           $2.16                $1.89       +14.3%
Average Shares &
  Share Equivalents      8,970,384            8,848,911
Net Income as %
  of Revenues               6.15%               5.43%
Orders                    $309,716             $300,349        +3.1%


* Past results have been restated to reflect the acquisition of Forte Networks, Inc. in June 1996.

Fluke's mission is to be the leader in compact, professional electronic test tools. Fluke's products are used by technicians and engineers in installation, maintenance, service, manufacturing test and quality functions in a variety of industries throughout the world. Fluke, founded in 1948, has approximately 2,500 employees worldwide and distributes its products in over 100 countries. The company's worldwide headquarters are in Everett, Washington, USA, with European sales and service headquarters located in Eindhoven, The Netherlands.

FOR IMMEDIATE RELEASE           For further information:
                                Gary V. Ball
                                Manager, Investor Relations
                                and Public Affairs
                                (206) 356-5262

FLUKE CORPORATION ACQUIRES DESKNETO SYSTEMS

Strengthens Fluke's Position in Local and Wide Area Networking

EVERETT, Washington, February 6, 1997 -- Fluke Corporation (NYSE:FLK), a leader in compact, professional electronic test tools, today announced that it acquired DeskNetO Systems Inc., a privately held Armonk, New York-based corporation and a provider of handheld, wide-area Asynchronous Transfer Mode
(ATM) test tools. This move expands Fluke's line of handheld test tools for network professionals and extends the firm's technology leadership in the networking marketplace.

Fluke issued approximately 305,000 shares of Fluke common stock in exchange for the DeskNet shares. The transaction is a tax-free reorganization and was accounted for as a `pooling of interests.' The transaction closed on February 6, 1997.

"ATM is becoming a compelling technology for network applications and this acquisition expands our presence in this strategically important market," said Bill Parzybok, Fluke chairman and chief executive officer. "We are pleased to be adding DeskNet's significant technology talent and leading ATM test tools to our successful networking business."

DeskNet's current product line consists of a family of handheld, wide-area network ATM test tools designed primarily for the installation and maintenance of ATM equipment and services. The DeskNet products will complement Fluke's line of network installation and maintenance tools, which include the LANMeter, OneTouch Network Assistant and CableMeter cable-test products.




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FLUKE CORPORATION ACQUIRES DESKNETO SYSTEMS
Page two


"We are very positive about the strategic benefits of this acquisition," said Charles Palanzo, president of DeskNet. "The fit with Fluke's mission is excellent and the strength of their worldwide presence and reputation will further advance the business opportunities we can pursue together. There are certainly good opportunities for technology sharing and interaction that will strengthen our combined market presence."

DeskNetO Systems is the leading developer of handheld ATM network analysis tools for the installation, maintenance and deployment of ATM networks. DeskNet's handheld analyzers are used worldwide by ATM product developers, public-service providers and private-network operators for equipment installation, service commissioning and network maintenance testing.

Fluke's mission is to be the leader in compact, professional electronic test tools. Fluke's products are used by technicians and engineers in installation, maintenance, service, manufacturing test and quality functions in a variety of industries throughout the world. Fluke, founded in 1948, has approximately 2,500 employees worldwide and distributes its products in over 100 countries. The company's worldwide headquarters are in Everett, Washington, USA, with European sales and service headquarters located in Eindhoven, The Netherlands.